Exhibit 99.1
Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS SECOND QUARTER FISCAL 2024 FINANCIAL RESULTS

Second Quarter Consolidated Revenue Totals $61.3 Million Compared with $61.8 Million in the Prior Year

Second Quarter Subscription and Subscription Services Sales Total $50.3 Million and a Record $227.3 Million for the Rolling Four Quarters Ended February 29, 2024

Cash Flows From Operating Activities Increase to $30.2 Million Compared with $11.2 Million in Fiscal 2023 and Free Cash Flow Through February 29, 2024 Increases to $24.7 Million From $3.3 Million in the First Two Quarters of Fiscal 2023

Liquidity Remains Strong at over $103 Million, with $40.9 Million of Cash and No Drawdowns on the Company’s $62.5 Million Credit Facility

Company Expects to Achieve Adjusted EBITDA of Approximately $54.5 Million in Constant Currency, within its Previously Announced Guidance Range

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a leader in organizational performance improvement that creates, and on a subscription basis, distributes world-class content, training, processes, and tools that organizations and individuals use to achieve systemic changes in human behavior to transform their results, today announced financial results for the second quarter of fiscal 2024, which ended on February 29, 2024.

Introduction

The Company’s consolidated sales for the quarter ended February 29, 2024 totaled $61.3 million compared with $61.8 million in the quarter ended February 28, 2023.  Revenue for the rolling four quarters ended February 29, 2024 grew to $279.1 million compared with $276.1 million for the rolling four quarters ended February 28, 2023.  The Company’s sales and related performance for the second quarter included the following:

o

Enterprise Division revenues totaled $45.7 million compared with $46.6 million in the second quarter of fiscal 2023.  Increased All Access Pass (AAP) revenues in the quarter were offset primarily by decreased legacy training program sales, decreased subscription services, and reduced international licensee revenues.  AAP subscription sales grew 9% compared with the second quarter of fiscal 2023 and AAP subscription and subscription services sales grew 6% compared with the prior year.  For the rolling four quarters ended February 29, 2024, AAP subscription and subscription services sales increased 5% to $162.1 million compared with $154.4 million for the rolling four quarters ended February 28, 2023.  During the first two quarters of fiscal 2024, AAP subscription revenue retention levels in the United States and Canada remained strong and were greater than 90%.

o

Education Division revenues grew 3% to $14.6 million in the second quarter of fiscal 2024 primarily due to increased membership subscription revenues in the quarter and increased sales of classroom and training materials.  Education membership subscription and subscription services revenue increased 4% compared with the prior year primarily due to increased annual membership sales recognized.  Delivery of training and coaching days remained strong and during the second quarter of fiscal 2024, the Education Division delivered nearly 100 more training and coaching days than the prior year, which are recognized in sales as they are delivered.

o

Net income for the second quarter was $0.9 million, or $0.06 per diluted share, compared with $1.7 million, or $0.12 per diluted share, in the second quarter of fiscal 2023.  Adjusted EBITDA for the second quarter of fiscal 2024 was slightly better than expected at $7.4 million compared with $8.2 million in fiscal 2023.

o

Total Company subscription and subscription services sales reached $50.3 million, a 5% increase over the second quarter of fiscal 2023, a quarter which had very strong subscription and subscription services revenue growth.  For the rolling four quarters ended February 29, 2024, subscription and subscription service sales reached a second quarter record level of $227.3 million, a $10.0 million, or 5%, increase over the rolling four quarters ended February 28, 2023.

o

Consolidated deferred subscription revenue at February 29, 2024 increased 13% to $86.1 million compared with $76.1 million at February 28, 2023.  The sum of billed and unbilled deferred subscription revenue at February 29, 2024 grew 9%, or $13.0 million, to $158.8 million, compared with $145.8 million at February 28, 2023.  The Company continues to be pleased with the growth of its multi-year contracts and the overall increase in deferred subscription revenue, which provide a strong base for future sales growth.  At February 29, 2024, 56% of the Company’s AAP contracts are for at least two years, compared with 50% at February 28, 2023, and the percentage of contracted amounts represented by multi-year contracts increased to 62% from 57% at the end of the second quarter of fiscal 2023.

o

Cash flows from operating activities for the first half of fiscal 2024 increased to $30.2 million compared with $11.2 million in the first two quarters of fiscal 2023.  Free Cash Flow increased to $24.7 million in the first half of fiscal 2024 from $3.3 million in the first two quarters of fiscal 2023.  The increase was primarily due to favorable changes in working capital and featured strong collections of accounts receivable.

Paul Walker, President and Chief Executive Officer, commented, “We are pleased that our second quarter results met our expectations as we generated $61.3 million of revenue and $7.4 million of Adjusted EBITDA.  However, the slower-than-expected rebound of subscription services sales will impact our anticipated sales growth in the third and fourth quarters.  Additionally, concern about economic conditions slowed decision-making and created a more difficult selling environment during the first half of fiscal 2024.  As a result, we now expect to be at $54.5 million of Adjusted EBITDA (in constant currency) for the year, the low end of our guidance range.  Despite these factors, which have weighed on our second quarter results, we are encouraged by expectations that our third and fourth quarters will reach all-time highs in sales, Adjusted EBITDA, and free cash flow in fiscal 2024.”

Walker added, “Our business has remained extremely resilient and we are particularly pleased with this durability in the context of an uncertain economic environment which has negatively impacted many of our clients in both our domestic and international markets.  The resiliency of our business model in the second quarter was reflected by strong client retention, strong revenue retention (over 90% in United States and Canada), and strong growth in our deferred subscription revenue as our billed and unbilled deferred subscription revenue grew $13.0 million over the second quarter of fiscal 2023 to a second-quarter record of $158.8 million.  In addition, the amount of multi-year contracts continues to grow and 62% of our AAP contracted revenue is now for 2 years or more.”

Walker concluded, “We also believe that there are still tremendous opportunities for growth as economies improve, we ramp up client partners, and increase our market penetration with both existing and new clients.  We have been expanding key initiatives which we expect to further accelerate our growth by: (a) increasing the extent to which we can further penetrate existing client accounts; and (b) further increasing the number of new accounts we can reach.  We expect the roll-out of these initiatives to our already significant marketing, sales, and servicing capabilities will further expand and accelerate our reach.  The strength of our powerful business model–a model that features the combination of increasing revenue per client; high revenue and client retention; high gross margins; upfront invoicing; low capital intensity; and disciplined reinvestment for growth—is driving significant amounts of both Adjusted EBITDA and free cash flow in fiscal 2024 and we expect these to increase significantly in future periods.”

Second Quarter 2024 Financial Overview

The following is a summary of the Company’s financial results for the quarter ended February 29, 2024:

▪

Net Sales:  The Company’s consolidated sales for the second quarter of fiscal 2024 totaled $61.3 million compared with $61.8 million in the prior year.  Direct Office sales for the second quarter of fiscal 2024 were $43.0 million compared with $43.6 million in the prior year.  Increased AAP subscription sales in the second quarter through the Company’s Direct Office segment were offset by decreased legacy onsite programs and add-on services revenue compared with the prior year.  International licensee revenues decreased 6% compared with fiscal 2023 primarily due to decreased royalty revenue.  Foreign exchange rates had a $0.3 million unfavorable impact on the Company’s sales and a $0.2 million adverse impact on the Company’s operating results during the second quarter of fiscal 2024.  Education Division revenues increased 3% to $14.6 million compared with $14.2 million in fiscal 2023.  This growth was primarily due to increased membership subscription revenues and sales of classroom and related training materials.  Education membership subscription and subscription services revenue increased 4% compared with the prior year primarily due to increased annual membership sales recognized.  Delivered training days remained strong as the Education Division delivered nearly 100 more training and coaching days than the prior year, which are recognized as sales when they are delivered.

▪

Deferred Subscription Revenue and Unbilled Deferred Revenue:  On February 29, 2024, the Company had $158.8 million of billed and unbilled deferred subscription revenue, a 9%, or $13.0 million, increase compared with February 28, 2023.  This total includes $86.1 million of deferred subscription revenue on the balance sheet, a 13%, or $9.9 million, increase compared with deferred subscription revenue at February 28, 2023.  Unbilled deferred subscription revenue represents business (typically multi-year contracts) that is contracted but unbilled and excluded from the Company’s balance sheet.

▪

Gross profit:  Gross profit for the quarter ended February 29, 2024, was $46.9 million compared with $47.2 million in the corresponding period of fiscal 2023.  Gross margin for the second quarter of fiscal 2024 remained strong and was consistent with the prior year at 76.4% of sales.  Cost of goods sold and gross profit each decreased primarily due to sales performance as previously described.

▪

Operating Expenses:  The Company’s operating expenses for the quarter ended February 29, 2024, increased $1.0 million compared with the prior year, which was primarily due to $1.7 million of restructuring expenses and a $0.9 million impaired asset charge.  These increases were partially offset by a $1.6 million decrease in stock-based compensation expense resulting from the second quarter reassessment of long-term incentive plan award shares expected to vest, and decreased depreciation and amortization expense.

▪

Restructuring Costs:  During the quarter ended February 29, 2024, the Company commenced a plan to realign and restructure certain areas of its operations to sharpen the focus of its efforts on proven growth initiatives.  As a result of this restructuring plan, the Company incurred severance charges totaling $1.7 million.

▪

Impaired Asset:  In a prior period, the Company began investing in the development of a student leadership assessment.  However, due to societal changes in perception regarding the collection of student information and potential legal challenges, the Company determined that it was in its best interest to suspend further development of the student leadership assessment and impair the associated asset, which resulted in a $0.9 million charge during the second quarter of fiscal 2024.

▪

Operating Income:  As a result of the factors noted above, the Company’s income from operations for the second quarter of fiscal 2024 was $1.4 million, compared with $2.8 million in the second quarter of fiscal 2023.  Pre-tax income did not differ materially from operating income for each of the second quarters of fiscal 2024 and 2023.

▪

Income Taxes:  The Company’s income tax provision for the quarter ended February 29, 2024, was $0.5 million compared with $1.0 million in the second quarter of fiscal 2023.  The effective income tax rate for the second quarter was generally consistent with the prior year at 38.2% in fiscal 2024, compared with 37.5% in fiscal 2023.  The effective tax rates for the second quarters of both fiscal 2024 and 2023 were higher than statutory rates primarily due to non-deductible executive compensation and additional income tax related to foreign earnings.

▪	Net Income: The Company’s net income for the second quarter of fiscal 2024 was $0.9 million, or $0.06 per diluted share, compared with $1.7 million, or $0.12 per diluted share, in fiscal 2023.
▪

Adjusted EBITDA:  Adjusted EBITDA for the quarter ended February 29, 2024 was $7.4 million compared with $8.2 million in the prior year, reflecting the items discussed above.  Adjusted EBITDA for the rolling four quarters ended February 29, 2024 grew $2.9 million, or 7%, to $46.8 million compared with $43.9 for the corresponding period ended February 28, 2023.

▪

Purchases of Common Stock:  During the first two quarters of fiscal 2024, the Company purchased 460,609 shares of its common stock for $18.4 million, including 251,686 shares withheld for income taxes on stock-based compensation awards and 208,923 shares purchased on the open market under the terms of a Board of Directors approved purchase plan.

▪

Liquidity and Financial Position:  Even after the purchase of $18.4 million of common stock during the first two quarters of 2024, and $49.3 million over the rolling four quarters ended February 29, 2024, the Company’s liquidity and financial position remain strong.  At February 29, 2024, the Company had over $103 million of available liquidity which consisted of $40.9 million of cash and an undrawn $62.5 million line of credit.

Fiscal 2024 Year-to-Date Financial Results

Consolidated revenue for the first two quarters of fiscal 2024 was $129.7 million compared with $131.1 million in the first two quarters of fiscal 2023.  Enterprise Division sales for the first half of fiscal 2024 were $98.3 million, compared with $100.0 million in the first half of the prior year.  AAP subscription and subscription services sales increased 5% to $79.1 million compared with $75.0 million in the prior year.  For the two quarters ended February 29, 2024, sales through the Company’s foreign direct offices decreased $0.6 million primarily due to weak economies in certain of the countries where the Company operates.  International licensee revenues were $6.1 million for the first two quarters of fiscal 2024 compared with $6.2 million in the prior year.  Education Division sales grew 3%, or $0.8 million, to $29.3 million compared with $28.5 million in the first two quarters of fiscal 2023.  Education Division sales grew primarily due to increased consulting, coaching, and training days delivered during the year, increased international education royalties, and increased recognition of previously deferred revenue related to Leader in Me subscriptions.  Consolidated gross profit for the first two quarters of fiscal 2024 was $99.1 million compared with $100.0 million in the first two quarters of fiscal 2023 and reflected the sales performance noted above.  Gross margin for the two quarters ended February 29, 2024 remained strong and increased to 76.4% of sales compared with 76.2% in the first half of fiscal 2023.

Operating expenses for the two quarters ended February 29, 2024 increased $1.6 million compared with the first two quarters of the prior year primarily due to $2.3 million of restructuring expenses and a $0.9 million impaired asset charge.  These expenses were partially offset by a $1.6 million reduction of stock-based compensation expense resulting from the second quarter 2024 reassessment of long-term incentive plan award shares expected to vest, and decreased depreciation and amortization expense.  As a result of these factors, the Company’s income from operations through February 29, 2024 was $6.8 million compared with $9.2 million in the prior year.  Adjusted EBITDA for the first two quarters of fiscal 2024 was $18.4 million compared with $19.7 million in the first two quarters of fiscal 2023 and was the second-best start to a fiscal year in recent history.  The Company’s net income for the two quarters ended February 29, 2024 was $5.7 million, or $0.42 per diluted share, compared with $6.4 million, or $0.44 per diluted share, for the two quarters ended February 28, 2023.

Fiscal 2024 Guidance and Outlook

Based on the strength of the Company’s business model that features high recurring revenue, high gross margins, and low capital intensity, combined with the continued strength and strategic durability of the All Access Pass and Leader in Me membership subscriptions, the Company looks forward to a strong second half of fiscal 2024. Despite the challenges from the first half of fiscal 2024, the Company expects that its Adjusted EBITDA for fiscal 2024 will be at the lower end of its previously announced guidance range of $54.5 million to $58.0 million in constant currency, which represents 13% growth over the $48.1 million of Adjusted EBITDA achieved in fiscal 2023.  The Company expects to achieve this growth despite an uncertain economic environment and while continuing to make additional growth investments.  The Company is also confident in the strength of its subscription offerings, which have driven Franklin Covey’s growth across recent years, and which are expected to deliver in fiscal 2024 the highest levels of revenue, Adjusted EBITDA, and Free Cash Flow since the sale of the Company’s consumer products division.

Earnings Conference Call

On Wednesday, March 27, 2024, at 5:00 p.m. Eastern (3:00 p.m. Mountain) Franklin Covey will host a conference call to review its fiscal 2024 second quarter financial results.  Interested persons may access a live audio webcast at https://edge.media-server.com/mmc/p/oqgb55wf or may participate via telephone by registering at https://register.vevent.com/register/BI48d1c548f55048e0b4368e6c233ffc82.  Once registered, participants will have the option of: 1) dialing into the call from their phone (via a personalized PIN); or 2) clicking the “Call Me” option to receive an automated call directly to their phone.  For either option, registration will be required to access the call. A replay of the conference call webcast will be archived on the Company’s website for at least 30 days.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability and other goals relating to the growth and operations of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to:  general macroeconomic conditions; renewals of subscription contracts; growth in and client demand for add-on services; the impact of deferred revenues on future financial results; impacts from geopolitical conflicts; market acceptance of new products or services, including new AAP portal upgrades and content launches; inflation; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

This earnings release includes the concept of Adjusted EBITDA and Free Cash Flow, which are non-GAAP measures.  The Company defines Adjusted EBITDA as net income excluding the impact of interest, income taxes, intangible asset amortization, depreciation, stock-based compensation expense, and certain other infrequently occurring items such as restructuring costs and impaired assets.  Free Cash Flow is defined as cash flows from operating activities less capitalized expenditures for purchases of property and equipment and curriculum development.  The Company references these non-GAAP financial measures in its decision-making because they provide supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes they provide investors with greater transparency to evaluate operational activities and financial results.  Refer to the attached tables for the reconciliation of the non-GAAP financial measure, Adjusted EBITDA, to consolidated net income, a related GAAP financial measure, and for the calculation of Free Cash Flow.

The Company is unable to provide a reconciliation of the above forward-looking estimate of non-GAAP Adjusted EBITDA to GAAP measures because certain information needed to make a reasonable forward-looking estimate is difficult to obtain and dependent on future events which may be uncertain, or out of the Company’s control, including the amount of AAP contracts invoiced, the number of AAP contracts that are renewed, necessary costs to deliver the Company’s offerings, such as unanticipated curriculum development costs, and other potential variables.  Accordingly, a reconciliation is not available without unreasonable effort.

About Franklin Covey Co.

Franklin Covey Co. (NYSE: FC) is a global leadership company with directly owned and licensee partner offices providing professional services in over 160 countries and territories.  The Company transforms organizations by partnering with its clients to build leaders, teams, and cultures that achieve breakthrough results through collective action, which leads to a more engaging work experience for their people.  Available through the Franklin Covey All Access Pass, the Company’s best-in-class content and solutions, experts, technology, and metrics seamlessly integrate to ensure lasting behavioral change at scale.  Solutions are available in multiple delivery modalities in more than 20 languages.

This approach to leadership and organizational change has been tested and refined by working with tens of thousands of teams and organizations over the past 30 years.  Clients have included organizations in the Fortune 100,  Fortune 500, and thousands of small- and mid-sized businesses, numerous governmental entities, and educational institutions.  To learn more, visit www.franklincovey.com, and enjoy exclusive content from Franklin Covey’s social media channels at: LinkedIn, Facebook, Twitter, Instagram, and YouTube.

Investor Contact: Franklin Covey Boyd Roberts 801-817-5127 investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Income Statements
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended		Two Quarters Ended
	February 29,	February 28,	February 29,	February 28,
	2024	2023	2024	2023

Net sales	$61,336	$61,756	$129,736	$131,125
Cost of sales	14,485	14,546	30,607	31,173
Gross profit	46,851	47,210	99,129	99,952

Selling, general, and administrative	40,771	42,338	84,976	86,350
Restructuring costs	1,726	-	2,307	-
Impaired asset	928	-	928	-
Depreciation	913	951	2,005	2,196
Amortization	1,071	1,093	2,142	2,185
Income from operations	1,442	2,828	6,771	9,221
Interest expense, net	(27)	(47)	(80)	(377)
Income before income taxes	1,415	2,781	6,691	8,844
Income tax provision	(541)	(1,042)	(966)	(2,438)
Net income	$874	$1,739	$5,725	$6,406

Net income per common share:
Basic	$0.07	$0.13	$0.43	$0.46
Diluted	0.06	0.12	0.42	0.44

Weighted average common shares:
Basic	13,263	13,900	13,253	13,888
Diluted	13,484	14,533	13,560	14,520

Other data:
Adjusted EBITDA(1)	$7,448	$8,187	$18,418	$19,659

(1)

The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, stock-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results.  For a reconciliation of this non-GAAP measure to a GAAP measure, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Two Quarters Ended
	February 29,	February 28,	February 29,	February 28,
	2024	2023	2024	2023
Reconciliation of net income to Adjusted EBITDA:
Net income	$874	$1,739	$5,725	$6,406
Adjustments:
Interest expense, net	27	47	80	377
Income tax provision	541	1,042	966	2,438
Amortization	1,071	1,093	2,142	2,185
Depreciation	913	951	2,005	2,196
Stock-based compensation	1,368	3,315	4,265	6,050
Restructuring costs	1,726	-	2,307	-
Impaired asset	928	-	928	-
Increase in the fair value of contingent
consideration liabilities	-	-	-	7
Adjusted EBITDA	$7,448	$8,187	$18,418	$19,659

Adjusted EBITDA margin	12.1%	13.3%	14.2%	15.0%

FRANKLIN COVEY CO.
Additional Financial Information
(in thousands and unaudited)

	Quarter Ended		Two Quarters Ended
	February 29,	February 28,	February 29,	February 28,
	2024	2023	2024	2023
Sales by Division/Segment:
Enterprise Division:
Direct offices	$42,960	$43,646	$92,175	$93,812
International licensees	2,748	2,935	6,126	6,213
	45,708	46,581	98,301	100,025
Education Division	14,579	14,198	29,323	28,549
Corporate and other	1,049	977	2,112	2,551
Consolidated	$61,336	$61,756	$129,736	$131,125

Gross Profit by Division/Segment:
Enterprise Division:
Direct offices	$35,514	$35,854	$75,015	$75,775
International licensees	2,374	2,659	5,426	5,635
	37,888	38,513	80,441	81,410
Education Division	8,597	8,392	17,977	17,568
Corporate and other	366	305	711	974
Consolidated	$46,851	$47,210	$99,129	$99,952

Adjusted EBITDA by Division/Segment:
Enterprise Division:
Direct offices	$9,122	$9,641	$20,809	$20,890
International licensees	1,342	1,541	3,238	3,372
	10,464	11,182	24,047	24,262
Education Division	(529)	(622)	(487)	(341)
Corporate and other	(2,487)	(2,373)	(5,142)	(4,262)
Consolidated	$7,448	$8,187	$18,418	$19,659

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	February 29,	August 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$40,904	$38,230
Accounts receivable, less allowance for
doubtful accounts of $3,392 and $3,790	57,153	81,935
Inventories	4,196	4,213
Prepaid expenses and other current assets	20,182	20,639
Total current assets	122,435	145,017

Property and equipment, net	8,708	10,039
Intangible assets, net	38,371	40,511
Goodwill	31,220	31,220
Deferred income tax assets	1,655	1,661
Other long-term assets	19,544	17,471
	$221,933	$245,919

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of notes payable	$3,335	$5,835
Current portion of financing obligation	3,718	3,538
Accounts payable	7,734	6,501
Deferred subscription revenue	82,365	95,386
Other deferred revenue	22,012	12,137
Accrued liabilities	19,301	28,252
Total current liabilities	138,465	151,649

Notes payable, less current portion	1,577	1,535
Financing obligation, less current portion	2,515	4,424
Other liabilities	7,492	7,617
Deferred income tax liabilities	1,057	2,040
Total liabilities	151,106	167,265

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	225,776	232,373
Retained earnings	105,527	99,802
Accumulated other comprehensive loss	(1,075)	(987)
Treasury stock at cost, 13,801 and 13,974 shares	(260,754)	(253,887)
Total shareholders' equity	70,827	78,654
	$221,933	$245,919

FRANKLIN COVEY CO.
Condensed Consolidated Free Cash Flow
(in thousands and unaudited)

	Two Quarters Ended
	February 29,	February 28,
	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,725	$6,406
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	4,146	4,381
Amortization of capitalized curriculum costs	1,501	1,648
Impairment of assets	928	-
Stock-based compensation	4,265	6,050
Deferred income taxes	(978)	1,130
Change in fair value of contingent consideration liabilities	-	7
Amortization of right-of-use operating lease assets	403	411
Changes in working capital	14,222	(8,825)
Net cash provided by operating activities	30,212	11,208

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(1,716)	(2,644)
Curriculum development costs	(3,770)	(5,277)
Net cash used for investing activities	(5,486)	(7,921)

Free Cash Flow	$24,726	$3,287